EXHIBIT 99.1

ChinaCast Education Corporation Strengthens K-12 Business in Partnership With Beijing Normal University

BEIJING, July 18, 2007 (PRIME NEWSWIRE) -- ChinaCast Education Corporation ("ChinaCast") (OTCBB:CEUC), one of the leading e-learning and training services providers in China, today announced that it has signed a Letter of Intent ("LOI") to acquire a controlling interest in Beijing Jing Shi Li Yun Education Technology Limited ("Jing Shi"). Jing Shi provides student evaluation and administration software services for K-12 (primary, middle and high) schools in China. One of Jing Shi's main shareholders is Beijing Normal University ("BNU"), the top university in China for teacher training and education research. Under the LOI, ChinaCast intends to acquire 51% of Jing Shi for RMB 38 million subject to due diligence and board approval by all parties.

In 2002, China's Ministry of Education (MOE) issued a new policy initiative to provide standards-based education reform to evaluate the effectiveness of the government's investment in education and to improve the performance of schools in the K-12 sector to produce more well-rounded students and reduce the overemphasis on standardized examinations. The MOE is now mandating that all district education bureaus in the country implement such education reform programs throughout their school districts using systems such as the Jin Shi platform. Ongoing evaluation of schools and students is a common feature of many developed countries, such as the standardized achievement and performance evaluation tests of the No Child Left Behind Act in the United States.

Professor Dong Qi, Vice President of BNU and Head of the BNU Cognitive Science Centre, commented, "In response to the government's call for education reform, BNU established Jing Shi in 2004 and has spent over RMB 30 million in the development of the system based on our extensive scientific education research. Through the system, school administrators, teachers and parents are able to receive up-to-date information on the performance and evaluation of students. Jing Shi owns the exclusive copyright to the platform and currently provides its services to 20 district level education bureaus located in 10 provinces and cities in China."

Ron Chan, Chairman and CEO of ChinaCast added, "This acquisition is part of our corporate strategy to strengthen our K-12 business segment and provides us a unique opportunity to partner with a prestigious institution such as BNU, as it is undoubtedly the leader in education research and teacher training in China. Our plan is to market Jing Shi's student evaluation and administration services to the 500,000 K-12 schools in the country over the next 5 years. We will also roll this out to our existing e-learning network of 6,500 K-12 schools and plan to add additional e-learning services over the Jing Shi platform in the near future.

"IT investment in the PRC education sector reached RMB 25 billion in 2005 and is growing at over 15% per year. It is also forecasted that education software services could reach RMB 1 billion by 2010. Thus, we are very optimistic with regards to the market potential for this service. We also plan additional strategic acquisitions in 2007 to accelerate the growth in our other lines of business, namely the post-secondary education and vocational training segments."

About ChinaCast Education Corporation

Established in 1999 with offices in Beijing, Shanghai and Hong Kong, ChinaCast provides e-learning and training services in three main education segments: post-secondary, K-12 and vocational/career. These services include interactive distance learning applications, multimedia education content, educational portals and vocational/career training courses.

Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements express our current expectations or forecasts of possible future results or events, including projections of future performance, statements of management's plans and objectives, future contracts, and forecasts of trends and other matters. These projections, expectations and trends are dependent on certain risks and uncertainties including such factors, among others, as growth in demand for education services, smooth and timely implementation of new training centers and other risk factors listed in the company's Form 10K for the fiscal year ended December 31, 2006. Forward-looking statements speak only as of the date of this filing, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. You can identify these statements by the fact that they do not relate strictly to historic or current facts and often use words such as "anticipate," "estimate," "expect," "believe," "will likely result," "outlook," "project" and other words and expressions of similar meaning. No assurance can be given that the results in any forward-looking statements will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

CONTACT:  ChinaCast Education Corporation
          Michael J. Santos, Chief Marketing Officer & Investor
           Relations Officer
          (86-10) 6566-7788
          mjsantos@chinacast.com.cn
          15/F Ruoy Chai Building
          No. 8 Yong An-Dongli, Jian Guo Men Wai Avenue
          Beijing 100022, PRC

          Advanced Investor Relations, L.L.C.
          U.S. Investor Relations Contact:
          Miranda Weeks
          (703) 485-6067
          miranda@advancedinvestorrelations.com